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                                                 EXHIBIT 99.1

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial
                                       Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government
                                       Affairs
                                       (410) 659-4859


FOR IMMEDIATE RELEASE
Baltimore, Maryland - APRIL 3, 2000


ROSEMORE EXTENDS EXPIRATION DATE OF CROWN CENTRAL BUYOUT
PROPOSAL
--------------------------------------------------------

     On March 7, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced that it had received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The Rosemore proposal is subject to, among other conditions, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals. Rosemore's proposal was subsequently extended to expire at 5 p.m. (Maryland time) on April 17, 2000, or when rejected.

     On March 29, 2000, Rosemore advised Crown that it was increasing its proposal to $9.35 per share, and that its proposal will expire at 5 p.m. (Maryland time) on March 31, 2000, or when rejected. Rosemore has advised Crown that its proposal has been extended until it is either rejected by Crown or withdrawn by Rosemore.

     Crown's board committee of its independent directors is continuing to consider Rosemore's proposal.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.